UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 13, 2011

ACCELERATED ACQUISITIONS IV, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53392	26-2517763
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)
1840 Gateway Drive, Suite 200 Foster City, CA 94404
Address of Principal Executive Offices
Zip Code

(650)-283-2653
Registrant’s Telephone Number, Including Area Code

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On June 13, 2011, Synergistic Holdings, LLC (“Purchaser”) agreed to acquire 17,000,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,750,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, Synergistic Holdings, LLC owned 93.15% of the Company’s 18,250,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6.85% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned from the Company’s Board of Directors and John Wallin was simultaneously appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company.

The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

On June 16, 2011, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the  Company  with certain advisory services that include reviewing the Company’s business plan, identifying and introducing prospective financial and business partners, and providing general business advice regarding the Company’s operations and business strategy in consideration of (a) an option granted by the Company to AVP to purchase 2,250,000 shares of the Company’s common stock at a price of $0.0001 per share (the “AVP Option”) (which was immediately exercised by the holder) subject to a repurchase option granted to the Company to repurchase the shares at a price of $0.0001 per share in the event the Company fails to complete funding as detailed in the agreement subject to the following milestones:

Milestone 1 –	Company’s right of repurchase will lapse with respect to 80% of the shares upon securing $5 million in available cash from funding;

Milestone 2 –	Company’s right of repurchase will lapse with respect to 10% of the Shares upon securing $10 million in available cash (inclusive of any amounts attributable to Milestone 1);

Milestone 3 –	Company’s right of repurchase will lapse with respect to 10% of the Shares upon securing $10 million in available cash (inclusive of any amounts attributable to Milestone 2);
and (b) cash compensation at a rate of $50,000 per month.  The payment of such compensation is subject to Company’s achievement of certain designated milestones, specifically, cash compensation of $400,000 is due consultant upon the achievement of Milestone 1, $400,000 and $400,000 upon the achievement of Milestone 2 and $400,000 upon the achievement of Milestone 3. Upon achieving each Milestone, the cash compensation is to be paid to consultant in the amount then due at the rate of $50,000 per month. The total cash compensation to be received by the consultant is not to exceed $1,200,000 unless AAV receives an amount of funding in excess of the amount specified in Milestone 3. If the Company receives equity or debt financing that is an amount less than Milestone 1, in between any of the above Milestones or greater than the above Milestones, the cash compensation earned by the Consultant under this Agreement will be prorated according to the above Milestones.

The Company also has the option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On June 13, 2011, concurrent with the consummation of the share purchase by the Purchaser, Timothy Neher submitted his resignation as President, Secretary and Treasurer and a director of the Company.  Simultaneously, the Board appointed and elected John Wallin to the office of President and Secretary and a director of the Company.

John Wallin became Chief Executive Officer, Chief Marketing Officer (CEO & CMO), President and a Director of the Company and has been Chief Executive Officer, Chief Marketing Officer and Director of Synergistic Holdings, LLC. since 2009. Mr. Wallin has over 30 years of experience in the financial services industry. Prior to Synergistic Holdings, LLC, Mr. Wallin was President and Chief Marketing Officer at GWG Advantage in Minneapolis from 2007 to 2009. Previously, Mr. Wallin held positions of Executive Director of Medicare Advantage-PFFS at American Insurance Marketing Corporation from 2005 to 2007, Senior Sales Executive/ National Sales and Chief Marketing Officer at RNA-Rock Island from 2002 to 2005, Senior Vice President/Regional Financial Services Manager at Allstate Financial Services from 2000 to 2002, Senior Vice President, National Key Account Manager at Federated Investors from 1998 to 2000, Vice President BISYS Funds from 1995 to 1998, Senior Vice President of Marketing and National Accounts at Putnam Mutual Funds and Senior Vice President of Marketing and National Accounts at Kemper Financial Services from 1989 to 1992. Mr. Walling received his B.S. in 1976 and Masters in Education in 1982 from Chicago State University.

ITEM 9.01.	EXHIBITS

(d)	Exhibits

Number	Description
10.1	Subscription Agreement, dated as of June 13, 2011 by and among Accelerated Acquisitions IV, Inc. and Synergistic Holdings, LLC.

10.2	Letter dated June 13, 2011 from Accelerated Venture Partners to Accelerated Acquisitions IV, Inc. regarding the tender of shares for cancellation.

10.3	Letter of resignation tendered by Timothy Neher on June 13, 2011.

10.4	Consulting Agreement dated as of June 16, 2011 by and among Accelerated Acquisitions IV and Accelerated Venture Partners LLC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 17, 2011.

ACCELERATED ACQUISITIONS IV, INC.

/s/ John Wallin
John Wallin
CEO